Exhibit 99.B(d)(70)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
PanAgora Asset Management, Inc.

Dated December 11, 2013, as amended March 29, 2017 and January 20, 2022

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Multi-Asset Accumulation Fund

The fee schedule below will be applied to the sum of the average daily value of the Assets of the SEI Institutional Managed Trust Multi-Asset Accumulation Fund and the average daily value of the assets of the Accumulation Commodity Strategy Subsidiary Ltd. (each a “Fund”, collectively the “Funds”) to which the Sub-Adviser provides investment sub-advisory services. The pro rata portion of the total fee (as determined pursuant to this paragraph) attributable to each Fund will be based on the relative values of the average daily Assets of the Funds.

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		PanAgora Asset Management, Inc.

By:	/s/ James Smigiel	By:	/s/ Jason F. Ketchen

Name:	James Smigiel	Name:	Jason F. Ketchen

Title:	Chief Investment Officer	Title:	Chief Operating Officer & General Counsel